Exhibit 10.16

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Separation Agreement”) is made and entered into by and between John Filby (“Filby”) and Deluxe Corporation (“Deluxe”).
WHEREAS, Filby has served as Deluxe’s Senior Vice President, Financial Services since April 30, 2012;
WHEREAS, Filby and Deluxe entered into a Severance Agreement dated April 2, 2012 (the “Severance Agreement”);
WHEREAS, Filby and Deluxe entered into a Retention Agreement dated April 30, 2018 (the “Retention Agreement”);
WHEREAS, Filby’s employment with Deluxe will terminate effective as of the close of business on January 24, 2019;
WHEREAS, Filby and Deluxe wish to fully and finally settle all issues, differences, and claims, whether potential or actual, between Filby and Deluxe, including, but not limited to, any claims that might arise out of Filby’s employment with Deluxe or the termination of Filby’s employment from Deluxe;
WHERAS, based on the foregoing, Deluxe and Filby desire to enter into this Agreement to effect the termination of Filby’s employment with Deluxe on the terms and conditions set forth herein.
NOW, THEREFORE, the parties agree as follows:
1.Separation. Except as provided in this Separation Agreement, all benefits and privileges of Filby’s employment with Deluxe ended as of the close of business on January 24, 2019 (the “Separation Date”).

2.Consideration. As consideration for Filby’s promises and obligations under this Separation Agreement, and pursuant to the terms of the Severance Agreement and the Retention Agreement, Deluxe will provide Filby with the following benefits to which Filby is not otherwise entitled, provided Filby signs and does not revoke or rescind this Separation Agreement as described in Section 5.

a.Severance. Deluxe will pay Filby an amount equal to twelve (12) months of his base salary of four hundred eighty thousand dollars and NO/100 ($480,000.00) as of the Separation Date, less applicable deductions and withholdings, to be paid in accordance with Deluxe’s regular payroll schedule, beginning on the first regular pay date following the end of the 15-day rescission period described in Section 5.

b.Additional Payments. For a period of six (6) months commencing on the first anniversary of the initial payment in Section 2 a., Deluxe will pay Filby each month an amount equal to the amount, if any, that Filby’s base salary as of the Separation Date exceeds his monthly base salary during that month. Deluxe will pay Filby each of the six (6) such monthly payments within thirty (30) days of Filby providing Deluxe with his pay statement for the month or a written statement that he was not employed during that month.

c.Outplacement. Deluxe will pay for executive-level outplacement counseling and support services for Filby, for a period of up to twelve (12) months, to be provided through Deluxe’s then-current provider of such services, beginning after the end of the 15-day rescission period described in Section 6.

d.One-Time Payment. Deluxe will pay Filby a one-time lump sum payment of Thirteen Thousand Dollars ($13,000), to be paid within thirty (30) days of the end of the 15-day rescission period described in Section 6.

e.Retention Bonus. Deluxe will pay Filby a one-time lump sum payment of Seven Hundred Twenty Thousand Dollars ($720,000), to be paid within fifteen (15) days of the end of the 15-day rescission period described in Section 6.

3.Filby’s Release of Claims. As an inducement to Deluxe to enter into this Separation Agreement and in exchange for the consideration provided for in this Separation Agreement, Filby hereby settles any and all claims that he has or may have against Deluxe and its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, employees, agents, assigns, insurers, representatives, counsel, administrators, successors, shareholders, and/or directors (collectively, the “Released Parties”) as a result of Deluxe’s hiring of Filby, Filby’s employment with Deluxe, the cessation of Filby’s employment with Deluxe, or any act, occurrence, or omission occurring prior to the date of this Separation Agreement.

For the consideration expressed herein, Filby, on behalf of himself and his heirs, successors, representatives, and assigns, hereby releases and discharges the Released Parties from any and all claims, causes of action, liabilities, damages, and right to relief of any kind that Filby has or ever had against the Released Parties, known or unknown, by reason of any matter or fact giving rise to this Separation Agreement. Filby’s release of claims is intended to extend to and includes, among other things, claims of any kind arising under or based upon the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employment Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Minnesota Human Rights Act; the Women’s Economic Security Act; the Minnesota Equal Pay for Equal Work Law, Minn. Stat. §§ 181.66-181.71; Minn. § 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; Minn. Stat. §§ 181.940-181.944; Minn. Stat. §§ 181.950-181.957; Minn. Stat. §§ 181.961-181.966, and any other federal, state, or local law, rule, or regulation prohibiting employment discrimination or otherwise relating to employment; and any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out the events giving rise to this Separation Agreement.

Filby also agrees and understands that he is giving up any and all other claims, whether grounded in contract or tort theories, including, but not limited to: wrongful discharge; breach of contract (including any claims for unpaid compensation); tortious interference with contractual relations; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; and claims for punitive damages or attorneys’ fees or any other theory, whether legal or equitable.

Additionally, nothing in this Separation Agreement purports to release or waive claims that may not be released or waived as a matter of law; claims based on events, occurrences, or omissions that occur after the date of the Separation Agreement; or claims related to any already vested benefits under the terms of any of Deluxe’s benefit plans. Similarly, nothing in this Separation Agreement prevents Filby from challenging the validity of this agreement or from filing any non-legally waivable claim with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, or comparable state or local agency; however, Filby agrees and understands that the Separation Agreement waives all claims and rights to monetary or other recovery for any legal claims to the fullest extent permitted by law.
This Release of Claims does not prohibit Filby from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Nothing in this Agreement requires Filby to seek prior authorization of Deluxe to make any such reports or disclosures and Filby does not need and is not required to notify Deluxe that he has made any such reports or disclosures. This Agreement is not intended to and does not restrict Filby from seeking or obtaining an SEC whistleblower award.
Finally, Filby understands that under the U.S. Defend Trade Secrets Act of 2016, he will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. Filby hereby represents that he is not aware of any violation of law as outlined in this paragraph.
4.Deluxe’s Release of Claims. Except with respect to any rights and entitlements arising under this Separation Agreement, Deluxe, for itself and its successors, assigns, parents, affiliates, subsidiaries and related companies, hereby releases and discharges Filby from any and all claims, causes of action, liabilities, damages, and right to relief of any kind that Deluxe has or had against Filby, known or unknown, arising out of or related to Filby’s employment with Deluxe or by reason of any matter or fact giving rise to this Separation Agreement.

5.Consideration Period and Advice to Consult with Counsel. Filby is hereby informed that the terms of this Separation Agreement shall be open for acceptance and execution by Filby for a period of twenty-one (21) days from Filby’s date of receipt, during which time Filby may consult with an attorney and consider whether to accept this Separation Agreement. Changes to this Separation Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) day acceptance period. During this time, Deluxe advises and encourages Filby to consult with an attorney of his choice. To receive the consideration provided for in this Separation Agreement, Filby must return a signed and dated original copy of this Separation Agreement to: Jeffrey L. Cotter, Senior Vice President, General Counsel, and Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, MN 55126.

6.Right to Revoke and Rescind. Filby is hereby informed of his right to revoke this Separation Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621 et seq. by written notice to Deluxe within seven (7) calendar days following Filby’s execution of this Separation Agreement. Filby is also informed of his right to rescind his release of claims, insofar as it extends to potential claims under the Minnesota Human Rights Act (“MHRA”), by informing Deluxe of Filby’s intent to do so within fifteen (15) calendar days following his signing of this Separation Agreement. Any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day of the applicable revocation or rescission period to the representative identified in paragraph 4.

If Filby exercises his right to revoke or rescind his release of claims under the MHRA or ADEA, Deluxe may, at its option, either nullify this Separation Agreement in its entirety, or keep it in effect in all respects other than as to that portion of the release of claims that Filby has revoked or rescinded. Filby agrees and understands that if Deluxe chooses to nullify the Separation Agreement in its entirety, Deluxe will have no obligations under this Separation Agreement.
7.Confidentiality. Filby and his legal counsel agree not to disclose (in whole or in part) any of the terms or provisions of this Separation Agreement, characterize any of the terms or provisions of this Separation Agreement, or disclose any of the negotiations leading to the making of this Separation Agreement, to any other person or entity, other than Filby’s spouse, attorneys, accountants, or tax advisors. Notwithstanding this Section, nothing in this Separation Agreement prevents Filby from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or comparable state or local agency.

8.Continuation of Benefits. Beginning on the Separation Date, provided Filby qualifies for COBRA continuation coverage, Filby may elect to continue medical and dental insurance benefits under COBRA at Filby’s own expense by paying the premium for such coverage. If Filby does not elect or is not eligible for COBRA continuation coverage, Filby’s group health plan coverage will cease as of the Separation Date. Except as provided in this Separation Agreement, Filby will cease to be and will cease to be treated as an employee of Deluxe for all purposes under all employee retirement and welfare benefit plans and all other plans, programs, policies and arrangements maintained for employees of Deluxe as of the Separation Date.

9.Post-Employment Restrictions. Filby acknowledges and agrees that the post-employment restriction provisions of the Non-Competition, Non-Solicitation Confidentiality Agreement entered into between Deluxe and Filby on April 4, 2012, attached hereto as Exhibit A, shall remain in full force and effect according to its terms.

10.Claims Warranties. Filby represents and warrants that he is not aware of any facts that would establish, tend to establish or in any way support an allegation that any member of Deluxe has engaged in conduct that Filby believes could violate (1) any provision of federal law relating to fraud, including, but not limited to, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and/or any state or local counterpart; (2) any rule or regulation of the SEC; (3) the federal False Claims Act and/or any state or local or municipal qui tam counterpart (which prohibit the presentation by Deluxe or any affiliate of false claims and statements or the creation of false records or statements in order to obtain payment of federal, state, county or municipal funds, or to avoid refunds of such government funds); and (4) any other federal, state or local law.

11.Representations and Warranties Regarding the FMLA and FLSA. Filby represents and warrants that he is not aware of any facts or circumstances that might justify a claim against the Released Parties for any violation of the Family and Medical Leave Act (“FMLA”) or the Fair Labor Standards Act (“FLSA”) or comparable state statutes. Filby further represents and warrants that he has received any and all wages and/or commissions for work performed and any and all FMLA leave to which Filby may have been entitled.

12.Non-Disparagement. Except in the context of a proceeding with the EEOC, NLRB, SEC or other comparable state or local government agency; in compelled sworn testimony; or as otherwise as required by law, Filby agrees that he will not disparage or defame Deluxe, any of Deluxe’s current or former employees, directors, officers, agents, or contractors, or Deluxe’s management or services. Deluxe agrees to instruct the members of its Executive Leadership Team as of the date of Filby’s termination not to disparage or defame Filby, subject to an exception for communications with any federal, state or local government or administrative agency; in compelled sworn testimony; or otherwise as required by law.

13.Cooperation. For a period of twelve (12) months following Separation Date, Filby agrees to reasonably cooperate with Deluxe with respect to any claims or lawsuits brought or threatened to be brought against the Released Parties, which relate to or involve Filby’s involvement with Deluxe or any transactions, decisions, or actions of Deluxe in which Filby was involved while a Deluxe employee (the “Covered Subjects”). As part of Filby’s agreement to cooperate, Filby agrees to be available upon reasonable notice at mutually-agreeable times to discuss with Deluxe and its counsel issues related to litigation or potential litigation exposure with respect to the Covered Subjects. Filby also agrees to appear without subpoena for deposition or testimony at the request of Deluxe in connection with claims or lawsuits relating to Covered Subjects. Deluxe agrees to reimburse Filby for reasonable and pre-approved expenses incurred by reason of Filby’s cooperation pursuant to this Section.

14.Return of Information and Property. Filby affirms that all originals and all copies of Deluxe’s records, correspondence and documents, and all other property and assets of Deluxe, created or obtained by Filby as a result of or in the course of or in connection with his employment with Deluxe which are in his possession or control, whether confidential or not, have been returned to Deluxe as of the Separation Date.

15.Passwords and Password-Protected Documents. Filby agrees that, prior to the Separation Date, he delivered to Deluxe all passwords in use by Filby at the time of his termination, a list of any documents that Filby has created or of which Filby is otherwise aware are password-protected, and the password(s) necessary to access such password-protected documents.

16.D&O Insurance. Notwithstanding any other provision of this Agreement, as a former officer of the Company, Filby shall remain covered by Deluxe’s D&O insurance, with respect to acts and omissions undertaken within the scope of his employment with Deluxe, subject to the applicable terms and eligibility requirements thereof.

17.Non-Assignability. Filby understands and agrees that this Separation Agreement is personal to him. The duties, rights, and obligations set forth herein may not be delegated or assigned by Filby to any other person without prior written consent of Deluxe. Deluxe’s rights and obligations hereunder may be assigned to any successor following a sale of Deluxe or of Deluxe’s assets, or any other transaction involving a change in control.

18.Governing Law; Severability. This Separation Agreement shall be governed by the laws of the State of Minnesota without regard to the choice of law provisions of any jurisdiction. If any part of this Separation Agreement is construed to be invalid and/or unenforceable, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Separation Agreement shall remain in full force and effect. The language of all parts of this Separation Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

19.Choice of Venue. Any action between Filby and Deluxe relating to Filby’s employment or termination of employment with Deluxe, including, without limitation, actions relating to or arising under this Separation Agreement shall be filed and adjudicated exclusively in the state and federal courts of the State of Minnesota, and Filby and Deluxe hereby consent to the jurisdiction of such courts for any such action and further waive any objection to the convenience of the forum or venue.

20.Entire Agreement. This Separation Agreement, the documents referenced herein, and the Restricted Stock Award, Non-Qualified Stock Option, and Performance Share Award agreements entered into between Filby and Deluxe contain the entire agreement between Filby and Deluxe with respect to Filby’s employment and separation from employment and there are no promises or understandings outside of this Separation Agreement and the documents referenced herein with respect to Filby’s employment or separation from employment with Deluxe. Any modification of or addition to this Separation Agreement must be in a writing signed by Filby and an appropriate representative of Deluxe.

21.Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

22.Section 409A Compliance. The right to a series of payments under this Agreement will be treated as a right to a series of separate payments. Each payment under this Agreement that is made within 2-1/2 months following the end of the year that contains the Separation Date is intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) as a short-term deferral within the meaning of the final regulations under Section 409A. Each payment under this Agreement that is made later than 2-1/2 months following the end of the year that contains the Separation Date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. If the timing of any payment subject to Section 409A could occur in one or more tax years depending on Filby’s employment-related actions, such as the signing of a release, then such payment will be made as soon as possible in the later tax year.

23.Counterparts and Electronic Signatures. This Separation Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned, or faxed signature shall be treated the same as an original.

24.Filby Representation. FILBY AFFIRMS THAT HE HAS READ THIS SEPARATION AGREEMENT. FILBY ACKNOWLEDGES THAT HE WAS PROVIDED WITH A REASONABLE AND SUFFICIENT PERIOD OF TIME TO CONSIDER WHETHER OR NOT TO ACCEPT THIS SEPARATION AGREEMENT PRIOR TO SIGNING IT. FILBY AGREES THAT THE PROVISIONS OF THIS SEPARATION AGREEMENT ARE UNDERSTANDABLE TO HIM, THAT HE HAS ENTERED INTO THIS SEPARATION AGREEMENT FREELY AND VOLUNTARILY, AND THAT HE HEREBY WAS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS SEPARATION AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement by their signatures below.

Dated: February 7, 2019	/s/ John D. Filby
John Filby

Dated: February 12, 2019	Deluxe Corporation

By /s/ Jeffrey L. Cotter

Its SVP, GC